Exhibit 99.1


        The Allied Defense Group Announces Fourth Quarter and Year-End
                            2003 Financial Results

          Company Records Seventeenth Consecutive Profitable Quarter

    VIENNA, Va., March 2 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc. (Amex: ADG), announces fourth quarter and twelve month financial results for the period ending December 31, 2003.
    Fourth Quarter Results -- For the three months ended December 31, 2003, Allied earned $1.7 million, or $0.30 a share fully diluted, on revenues of $51.2 million, compared to earnings of $6.7 million, or $1.14 a share fully diluted, on revenues of $55.7 million, for the same period in 2002. This marks the Company's seventeenth consecutive profitable quarter.
    Twelve Month Results -- For the twelve months ended December 31, 2003, Allied earned $8.8 million, or $1.54 a share fully diluted, on revenues of $171.4 million. This compares to earnings of $10.7 million, or $1.92 a share fully diluted, on revenues of $130.9 million for the same period in 2002.
    Revenue -- Revenue for the twelve months ended December 31, 2003, rose 31% reflecting increased sales by MECAR and the VSK Group and a 20% increase in the Euro relative to the U.S. Dollar over the same period. MECAR's growth resulted from continued work on a large Foreign Military Sales (FMS) contract awarded in 2002 for the benefit of one of its traditional customers, as well as the expansion of its customer base. The VSK Group enjoyed its best year, to date, as a wholly owned subsidiary of Allied. The year-over-year change at the VSK Group is attributable to the increase in the number of dealers within its distribution channel. That network now includes VSK product distributors in France, Luxemburg, Germany, and the U.K.
    Sales at NS Microwave, Titan Dynamics, and SeaSpace contributed approximately $14.5 million to Allied's consolidated revenue in 2003. NS Microwave was able to benefit from a profitable fourth quarter after reporting losses for the first three quarters of 2003. NS Microwave was impacted by a lack of orders flowing from its core business base within the Department of Homeland Security. The increase in sales activity in the fourth quarter was associated with a $15 million IDIQ (indefinite date, indefinite quantity) federal contract of which a portion of that award was booked in the last three months of 2003. Sales at Titan Dynamics continued to be pushed into future periods until a safety certification is issued on its battlefield effects simulator. SeaSpace contributed $7.1 million to sales in 2003.
    Earnings Per Share -- Diluted earnings per share for the twelve months ended December 31, 2003, declined 21% from the same period in 2002. Increased earnings from MECAR and The VSK Group were offset by losses incurred by the domestic subsidiaries and increased taxes related to monies repatriated from the foreign subsidiaries for future acquisitions.
    Backlog -- Backlog, as of December 31, 2003, was approximately $115.4 million, compared to $156.8 million as of December 31, 2002.


                                             Backlog by Segment
                                        (in millions of U.S. Dollars)
                                  December 31, 2003       December 31, 2002

    Ordnance & Manufacturing       $88.8        77%       $143.0        91%
    Electronic Security             24.4        21%         10.6         7%
    Environmental Safety
     & Security                      0.5         1%          1.2         1%
    Software, Training
     & Simulation                    1.7         1%          2.0         1%
                                  $115.4       100%       $156.8       100%


    The backlog reduction is associated with the $130 million FMS contract awarded in early 2002, of which $40 million remains going into 2004. The absence of a large order, similar to the FMS award, will translate into a more normal level of production activity at MECAR in 2004. MECAR is expected to remain profitable, but on a smaller scale than in the last two years. MECAR has undertaken a diversification effort in the past few years. In addition to meeting the ammunition needs of its traditional customers, MECAR has developed a number of new markets, which make up a majority of its new orders for 2003. This trend is expected to continue. Electronic Security backlog increased from new contracts received at the VSK Group and NS Microwave. In particular, the Electronic Security backlog includes an unfunded portion of $12 million from a federal contract. The current backlog reflects a healthy level for 2004.



                        The Allied Defense Group, Inc.
         (All amounts in thousands of U.S. Dollars except share data)

      Income Statement        Three Months Ended        Twelve Months Ended
                                 December 31,              December 31,
                              2003          2002        2003          2002

    Revenue                $  51,156     $  55,736   $ 171,407     $ 130,865
    Cost of Sales            (37,980)      (37,686)   (124,558)      (91,509)
           Gross Margin    $  13,176     $  18,050   $  46,849     $  39,356
                             25.8%         32.4%       27.4%         30.1%
    SG&A/R&D                   7,675         6,315      28,530        19,535
       Operating Income    $   5,501     $  11,735   $  18,319     $  19,821
                             10.8%         21.1%       10.7%         15.1%
    Other Income/(Expense) $    (254)    $     897   $  (1,776)    $     129
    Taxes                      3,524         5,957       7,722         9,278
             Net Income    $   1,723     $   6,675   $   8,821     $  10,672
                             3.4%         12.0%        5.2%          8.2%
    Weighted Shares
       Basic               5,515,513     5,473,477   5,496,786     5,304,998
       Fully Diluted       6,047,218     5,922,558   5,970,119     5,658,274
    Earnings Per Share
       Basic               $    0.31     $    1.22   $    1.60     $    2.01
       Fully Diluted       $    0.30     $    1.14   $    1.54     $    1.92



    Balance Sheet - Certain balance sheet data is listed below:

                                    As of December 31,      As of December 31,
                                          2003                    2002
        Balance Sheet Data
    Current Assets                    $    184,391            $    134,415
    Total Assets                      $    227,237            $    168,168
    Current Liabilities               $    107,511            $     74,232
    Working Capital                   $     76,880            $     60,183
    Long Term Liabilities             $      9,730            $      7,422
    Stockholders' Equity              $    109,996            $     86,514


    Major General (Ret.) John G. Meyer, Jr., Chief Executive Officer and President of The Allied Defense Group said, "Our European subsidiaries have had a great year, and we are exceptionally pleased with their performance in 2003. We have set several initiatives in motion to enhance the profitability of our U.S. subsidiaries, including customer diversification, new leadership, elimination of excess SG&A expenses, and material cost reduction efforts. All three U.S. companies have substantial potential, which we are actively working to further develop. "
    "Our primary focus for 2004 will be to ensure the profitability of our U.S. subsidiaries. Additionally, we will also focus our management efforts on facilitating the establishment and integration of our newest U.S. subsidiary, MECAR USA, into operations and continuing the aggressive expansion of our worldwide customer base. Our balance sheet supports these future activities: we closed the year with a cash position of $59.7 million, the highest it has been in recent years. Inventory and working capital have also increased substantially, all of which position us well for future growth," concluded Major General Meyer.

    About The Allied Defense Group, Inc. (formerly Allied Research
Corporation)
    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

           For more Information, please visit the Company web site:
                          www.allieddefensegroup.com

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

          For More Information, Contact:
          Crystal B. Leiderman (Bedwell)
          Manager, Investor Relations
          800-847-5322
          Jim Drewitz, Investor Relations
          972-355-6070

SOURCE  The Allied Defense Group, Inc.
    -0-                             03/02/2004
    /CONTACT: Crystal B. Leiderman (Bedwell), Manager, Investor Relations, +1-800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070, both of the Allied Defense Group, Inc./
    /Web site:  http://www.allieddefensegroup.com/
    (ADG)

CO:  Allied Defense Group, Inc.
ST:  Virginia
IN:  ARO
SU:  ERN